                                                                     EXHIBIT 2.2

                              AMENDMENT AGREEMENT

          AMENDMENT AGREEMENT (the "Agreement") dated as of September 26, 2000 between Wit SoundView Group, Inc., a Delaware corporation ("Parent"), Wit SoundView Corporation, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Wit"), and E*OFFERING Corp., a California corporation (the "Company"). Capitalized terms used but not otherwise defined in this Agreement shall have the respective meanings set forth in the Merger Agreement described below.

          WHEREAS, Parent, Wit and the Company are parties to an Agreement and Plan of Merger dated as of May 15, 2000 (the "Merger Agreement") and Parent is a party to a Strategic Alliance Agreement, dated as of May 15, 2000 (the "Alliance Agreement"), with E*TRADE Group, Inc. ("E*TRADE"); and

          WHEREAS, The parties hereto wish to amend the Merger Agreement upon the terms and conditions hereof;

          NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement and for Parent's agreement to certain amendments to the Alliance Agreement, the parties hereby agree to amend the Merger Agreement as follows:

          1. The second to last sentence of Section 10.1 shall be amended and restated in its entirety to read as follows:

     Except for Damages in respect of fraud, the Escrow Fund shall constitute the exclusive remedy against the Company or any shareholder with respect to
     (i) any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Company in this Agreement, the Company Disclosure Schedule or any Exhibit or Schedule to this Agreement or (ii) any Specified Matter (as defined in Section 10.2).

          2. Section 10.2(a) of the Merger Agreement is amended and restated in its entirety to read as follows:

          10.2. Parent's Indemnification Rights.

                (a)   Subject to the applicable limitations set forth in this
     Article X, from and after the Effective Time, the shareholders of the Company, jointly and severally, shall indemnify and hold harmless Parent, Wit and the officers, directors, agents and employees, and each person, if any, who controls or may control the Parent or Wit within the meaning of the Securities Act (referred to individually as an "Indemnified Person" and collectively as "Indemnified Persons") from and against any and all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including, without limitation, reasonable legal fees (collectively, "Damages") arising, whether before or after the Effective Time, out of (i) any misrepresentation or breach of, or default in connection with, any of the representations, warranties, covenants and agreements given or made by the Company in this Agreement, the Company Disclosure

     Schedule or any Exhibit or Schedule to this Agreement or (ii) the matters described in Schedule A (each matter referred to in clause (ii) being a "Specified Matter"). Notwithstanding the foregoing, the indemnification obligations of the Company shareholders for Damages in respect of fraud shall be several and not joint, and such obligations shall be distributed among the Company shareholders pro rata in proportion to the number of Parent Shares issued to each such shareholder in the Merger.

          3. Section 10.2(c) of the Merger Agreement is amended and restated in its entirety to read as follows:

                (c) Parent may not receive any Parent Shares from the Escrow Fund unless and until one or more Officer's Certificates identifying Damages, the aggregate amount of which exceeds $3,000,000 ( the "Indemnity Threshold"), have been delivered to the Escrow Agent as provided in Section
     10.2 and such amount is determined pursuant to this Article X to be payable, in which case, Parent shall receive Parent Shares equal in value to the full amount of Damages; provided, however, that Damages with respect to Specified Matters shall not be subject to or limited by the Indemnity Threshold and shall not count as Damages for purposes of determining whether aggregate Damages exceed the Indemnity Threshold, it being understood and agreed that only Damages for matters other than the Specified Matters shall be aggregated for purposes of applying the Indemnity Threshold. In determining the amount of any Damage attributable to a breach, any materiality standard contained in a representation, warranty or covenant of the Company shall be disregarded.

          4. Section 10.4(a)(i) is hereby amended and restated to read in its entirety as follows:

                (i) stating that actual or potential damages exist from unreimbursed claims in an aggregate amount greater than the minimum Indemnity Threshold, to the extent applicable, for claims against the Escrow Fund, and

          5. Notwithstanding anything herein or in the Merger Agreement to the contrary, (a) subject to clause (b), Parent shall control the defense and handling of all claims, demands, actions, inquiries, or investigations (including, without limitation, communicating with governmental or self-regulatory authorities), and (b) E*TRADE may take such actions as it, in its sole discretion, deems necessary and appropriate in addressing Specified Matters with governmental or self-regulatory authorities, provided that E*TRADE informs Parent of such actions in advance and provides an opportunity for Parent to join with E*TRADE in approaching such governmental or self-regulatory authority.

          6. Parent and Wit hereby waive the failure of any closing condition pursuant to Article IX of the Merger Agreement to be satisfied to the extent such failure is attributable to any Specified Matter, and the right to terminate the Merger Agreement pursuant to Section 11.1(a) of the Merger Agreement, on account of any Specified Matter.

          7. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

          8. This Agreement shall be governed by and interpreted and construed in accordance with the substantive laws of the State of Delaware without regard to the principles of conflicts of law thereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                        WIT SOUNDVIEW GROUP, INC.


                                        By:       /s/ Mark F. Loehr
                                             -----------------------------------
                                             Name:  Mark F. Loehr
                                             Title: Co-President


                                        WIT SOUNDVIEW CORPORATION


                                        By:       /s/ Mark F. Loehr
                                             -----------------------------------
                                             Name:  Mark F. Loehr
                                             Title: Co-President


                                        E*OFFERING CORP.


                                        By:  /s/ Stephen R. King
                                             -----------------------------------
                                             Name:  Stephen R. King
                                             Title: Interim President and CEO



Acknowledged pursuant to Section 13.2
of the Merger Agreement:

E*TRADE GROUP, INC.


By: /s/ Theodore J. Theophilos
    -----------------------------------
    Name:  Theodore J. Theophilos
    Title: Chief Legal Affairs Officers